Exhibit 10.2

June 8, 2016

George M. Awad

1379 Smith Ridge Road

New Canaan, CT 06840

Dear George:

As we have discussed, I am delighted to invite you to join the board of directors of Walter Investment Management Corp. (the “Company”) as a director and Executive Chairman, and to serve as interim Chief Executive Officer and President of the Company (“Interim CEO”), in each case effective as of June 30, 2016 (the “Effective Date”). I believe the Company would greatly benefit from your valuable insights and leadership. You will be compensated as set forth below in connection with your service as a member of our board of directors and as Interim CEO.

Effective as of the Effective Date we will appoint you to serve as a director on the Company’s board of directors with a term expiring at the 2017 annual meeting of stockholders (assuming the currently pending proposal to declassify the board of directors of the Company is approved by Company stockholders at the Company’s upcoming annual meeting of stockholders; if such proposal is not approved your term will expire as determined by the board). Also as of the Effective Date, you will be designated Executive Chairman of the board of directors of the Company.

In addition, as of the Effective Date, we will appoint you to serve as Interim CEO during the period from the Effective Date through the earlier of (i) the appointment of a new, permanent Chief Executive Officer and President of the Company and (ii) September 30, 2016 (such period, the “Transition Period”). During the Transition Period, you will have the normal duties, responsibilities and authority attendant to the positions of Chief Executive Officer and President of the Company, subject to the power of the board of the Company to expand or limit such duties, responsibilities and authority from time to time.

In connection with your assumption of responsibilities as Interim CEO, you will be eligible to receive an award of 500,000 restricted stock units on or about the Effective Date. The agreement governing the award of the restricted stock units will provide that the restricted stock units will vest (i) ratably in annual installments over three years, with the first scheduled vesting date to be September 30, 2016, the second scheduled vesting date to be September 30, 2017, and the final scheduled vesting date to be September 30, 2018, (ii) upon a change of control and (iii) if you are not nominated for re-election as a director. During the Transition Period, you will also be eligible for compensation provided to non-employee directors under the company’s non-employee director compensation policy.

Following the effectiveness of your appointment as a director of the Company, you would be subject to the same governance, confidentiality and other policies, and be entitled to the same insurance, indemnification, compensation and expense reimbursement arrangements, as apply to other non-employee directors of the Company. In addition, you would be expected to preserve the confidentiality of company information, including discussions and matters considered in board and committee meetings, to the extent not disclosed publicly by the Company. Our invitation to join the board and to serve as Interim CEO is contingent upon the satisfactory completion of our standard new employee background check process.

On behalf of our board, I would like to welcome you to the Company and to emphasize how much we look forward to you joining as a director, Executive Chairman and Interim CEO.

Very truly yours,

/s/ Daniel G. Beltzman
Daniel G. Beltzman
Chairman of the Board of Directors

GEORGE M. AWAD

/s/ GEORGE M. AWAD